Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 4/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ending April 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/07/2002	$27,000	Amsterdam Funding Corp.	1.33%	12/12/2002
11/07/2002	18,000	Amsterdam Funding Corp.	1.330	12/05/2002
11/08/2002	15,440	Apreco, Inc.	1.540	12/18/2002
11/13/2002	28,000	Amsterdam Funding Corp.	1.340	12/09/2002
11/21/2002	26,072	Forrestal Funding	1.300	12/30/2002
11/25/2002	50,000	Forrestal Funding	1.300	12/30/2002
11/26/2002	28,000	Amsterdam Funding Corp.	1.320	12/30/2002
11/26/2002	41,000	Windmill Funding Corp.	1.320	12/30/2002
11/26/2002	19,000	Tulip Funding Corp.	1.320	12/27/2002
12/02/2002	14,000	Tulip Funding Corp.	1.350	01/29/2003
12/04/2002	32,250	CBA (Delaware) Finance	1.280	12/31/2002
12/06/2002	30,000	Preferred Receivable Fund	1.350	02/04/2003
12/27/2002	40,000	Old Line Funding Corp.	1.420	01/14/2003
01/22/2003	24,900	Amsterdam Funding Corp.	1.280	02/25/2003
02/24/2003	27,000	Apreco, Inc.	1.270	04/10/2003
02/25/2003	25,000	Amsterdam Funding Corp.	1.260	03/20/2003
03/05/2003	13,000	Amsterdam Funding Corp.	1.290	04/15/2003
03/05/2003	16,000	Apreco, Inc.	1.270	04/17/2003
03/25/2003	27,000	Forrestal Funding	1.250	04/30/2003
04/02/2003	35,000	Forrestal Funding	1.250	05/12/2003
04/07/2003	22,745	Old Line Funding Corp.	1.250	05/07/2003
04/10/2003	27,000	Apreco, Inc.	1.250	05/22/2003
04/23/2003	27,084	Falcon Asset Sec	1.260	05/22/2003